Exhibit 99.2

Entravision Communications Corporation Promotes
Jeffery Liberman to President and Chief Operating Officer

Elevates experienced media industry executive

Santa Monica, CA (March 2, 2017) — Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities across acculturation levels, today announced that it has promoted Jeffery Liberman to the additional position of President, effective immediately. As Entravision’s President & Chief Operating Officer, Liberman will continue to lead the management and operation of all of Entravision’s radio, television and digital media properties, and will continue to report directly to Walter F. Ulloa, Chairman & Chief Executive Officer of Entravision.

“Jeff has helped grow and lead the company through his service, business insights and commitment ever since joining Entravision almost two decades ago,” said Ulloa. “He has been an integral part of our senior executive team in setting our strategic vision and executing on our business plans, in addition to his numerous contributions to serving the Latino community.”

“I am excited by this additional role and the opportunity to take on additional responsibilities in the future,” said Liberman. “I look forward to working together with our incredible team in developing and implementing new strategic business initiatives and continuing to engage with our advertising partners and our expanding audience.”

Jeffery Liberman joined Entravision in 2000 following the company’s acquisition of Latin Communications Group. An industry veteran with over forty years of experience and a strong background in Spanish-language media, Liberman has been instrumental in Entravision’s success, including expanding the company’s media portfolio, overseeing the company’s digital initiatives and launching new content initiatives. Liberman has served as Entravision’s Chief Operating Officer since 2012.

About Entravision Communications Corporation

Entravision Communications Corporation is a leading media company that reaches and engages U.S. Latinos across acculturation levels and media channels, as well as consumers in Mexico. The company’s comprehensive portfolio incorporates integrated media and marketing solutions comprised of acclaimed television, radio, digital properties, events, and data analytics services. Entravision has 54 primary television stations and is the largest affiliate group of both the Univision and UniMás television networks. Entravision also owns and operates 49 primarily Spanish-language radio stations featuring nationally recognized talent, as well as the Entravision Audio Network and Entravision Solutions, a coast-to-coast national spot and network sales and marketing organization representing Entravision’s owned and operated, as well as its affiliate partner, radio stations. According to comScore Media Metrix®, Entravision’s digital operating group, Pulpo, is the #1-ranked online advertising platform in Hispanic reach, and Pulpo’s comprehensive media offering, data, and consumer insights lead the industry. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC. www.entravision.com.

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Contact for Entravision:

Nick Paik

Brainerd Communicators, Inc.

Paik@braincomm.com

212-986-6667